Exhibit 1

           FUTUREMEDIA ANNOUNCES EXTENSION OF AGREEMENT TO ACQUIRE EBC

                  -Acquisition Subject to Shareholder Approval-

Brighton, UK - January 13, 2006 - Futuremedia plc (NasdaqCM: FMDAY), a leading European learning and managed benefits services provider, today announced it has extended its agreement with the shareholders of EBC to complete the acquisition of that company as previously announced, subject to shareholder approval. EBC is one of the leading e-learning companies in the United Kingdom. Extension of the agreement was necessary to allow time for shareholder approval of the EBC acquisition and related Cornell Capital Partners (www.cornellcapital.com) financing as noted in the Company's release on December 20, 2005.

The purchase price for EBC will be GBP 4.45 million ($7.87 million), consisting of a combination of cash (GBP 3.75 million, $6.64 million) and Futuremedia shares (valued at GBP 700,000, $1.24 million). The number of Futuremedia shares will be based on the average closing price of the Company's ADSs for the 20 trading days prior to closing. Closing is expected to take place as soon as practicable following shareholder approval. As previously announced, subject to certain conditions (including shareholder approval), Cornell Capital has committed to provide financing of up to $7.5 million for the cash portion of the purchase price.

Following the new agreement with the EBC shareholders, Futuremedia shareholders will be asked to approve the acquisition and the related Cornell financing at the Company's 2006 Annual General Meeting (AGM), which is expected to be held in April 2006. Details regarding the AGM will be announced in the near future.

With regard to the acquisition of EBC, Futuremedia CEO Leonard M. Fertig commented, "We are very pleased to make progress toward the acquisition of EBC. With pretax profit margins in the mid-20 percent range, EBC is one of the most profitable e-learning companies in the UK and is expected to contribute more than GBP 500,000 per year in operating income to the consolidated Futuremedia group of companies. The addition of EBC to our growing Brighton-based e-learning business, and market-leading Open Training subsidiary in Sweden, will result in Futuremedia becoming one of the largest and most profitable e-learning businesses in the UK on a consolidated basis. Furthermore, the expansion of our learning business provides for a steady and profitable growth engine with excellent cross-marketing opportunities for our HCI business."

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About Futuremedia:

Futuremedia is a leading provider of next-generation, value-driven e-learning content and services to public and private sector organizations. Backed by two decades of experience, the Company's content and services offerings include learning consultancy, Learning Management Systems, custom made learning programs and an extensive library of published courseware titles. The Company is also recognized as a pioneer and leader in the development and delivery of a range of fully managed, outsourced employee benefit programs for large organizations, including products and services falling under the UK's Home Computing Initiative
(HCI), childcare voucher system and tax-free bicycle programs. About Cornell
Capital:

Managed by U.S.-based Yorkville Advisors LLC, Cornell Capital Partners, LP has structured equity participation agreements in the U.S., United Kingdom and Australian financial markets. Cornell is recognized as a world leader in these types of agreements and has made available in excess of $900 million for close to 100 publicly quoted corporations. Information regarding Cornell Capital Partners, LP can be found at http://www.cornellcapital.com.

"Safe Harbor" Statement under Section 21E of the Securities Exchange Act of 1934: This press release contains forward-looking statements related to future results and speaks only of Futuremedia's expectations as of the date hereof. Such statements include expectations regarding: the expected benefits of acquisitions (including the EBC acquisition); the Company's ability to secure additional financing (including the Cornell financing mentioned in this press release); and the Company's future financial performance and the future performance of the Company's products. Such statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from expectations. The risks and uncertainties include: risks relating to the Company's ability to operate profitably in the future; risks associated with acquisitions such as the EBC acquisition (including the risk that the acquisition may not be completed due to factors beyond the Company's control such as failure to obtain shareholder approval, the risk that such acquisitions may not deliver the benefits expected by management and risks associated with integration of acquisitions generally); risks associated with the Company's ability to obtain additional financing such as the Cornell financing mentioned in this press release (including the risk that the Company may not be able to obtain such financing on acceptable terms or at all and risks that the terms of such financing could result in substantial dilution to shareholders because of conversion ratios that may depend on the future performance of the Company's ADSs or other factors); risks associated with new contracts (including the possibility that such contracts may be terminated or not completed due to factors beyond the Company's control); risks associated with the Company's ability to develop and successfully market new services and products (including products and services based on government tax-benefit programs); risks associated with rapid growth; the Company's ability to successfully develop its business in new geographic markets; the early stage of the e-learning market; rapid technological change and competition; and other factors detailed in the Company's filings with the US Securities and Exchange Commission. The Company expressly disclaims any obligation to release publicly any updates or revisions to any such statement to reflect any change in expectations or in information on which any such statement is based. All product names and trademarks mentioned herein are trademarks of Futuremedia or their respective owners.

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Contact Information:

US - Mike Smargiassi/Corey Kinger
Brainerd Communicators, Inc.
+1 212 986 6667
ir@futuremedia.co.uk

UK - Gerry Buckland
+44 7919 564126
info_db@mac.com

For Cornell Capital:

David Ratzker
+1 201 985 8300 ext. 130
Dratzker@CornellCapital.com